News Release

For Immediate Release: February 13, 2007

MainStreet BankShares, Inc., Martinsville, Virginia announced earnings for the fourth quarter and year-to-date 2006. During the fourth quarter 2006, MainStreet BankShares, Inc. experienced net income of $649,330 or $.37 per basic share compared to net income from continuing operations of $630,169 or $.36 per basic share for the same period in 2005.

Company consolidated earnings year-to-date December 31, 2006 totaled $2,869,168 or $1.64 per basic share comparing favorably to earnings from continuing operations for the same period in 2005 of $1,724,898 or $1.00 per basic share, an increase of 66.3%.

MainStreet BankShares, Inc. had total assets of $195.3 million at December 31, 2006, an increase of $42 million, or 27.4% over total assets at December 31, 2005.

MainStreet BankShares, Inc. is the bank holding company for Franklin Community Bank, N.A. and MainStreet RealEstate, Inc. MainStreet also provides back room support services for community banks.

Contact: Larry A. Heaton, President and CEO

MainStreet BankShares, Inc.

Martinsville, Virginia

(540) 489-3412